Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated (1) April 20, 2012, relating to the consolidated financial statements of Southcross Energy LLC and the combined financial statements of Southcross Energy Predecessor (which report expresses an unqualified opinion and includes an explanatory paragraph related to Southcross Energy LLC’s acquisition of entities and assets from Crosstex Energy, L.P. effective August 1, 2009), and (2) October 9, 2012 related to the balance sheet of Southcross Energy Partners, L.P., appearing in the Registration Statement No. 333-180841 on Form S-1 of Southcross Energy Partners, L.P.

/s/ Deloitte & Touche LLP

Dallas, TX
November 5, 2012